Exhibit IV

                            to

                       Schedule 13G

                         Under the

                Securities Exchange Act of 1934

Pursuant to Rule 13d-1(f)(1), IDS Stock Fund affirms that it is individually eligible to use Schedule 13G and agrees that this
Schedule is filed on its behalf.


IDS Stock Fund


By:        /s/Leslie L. Ogg
Name:         Leslie L. Ogg
Title:        Vice President and General Counsel